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                                                                    EXHIBIT 99.2


                                                     GOLD BANC CORPORATION, INC.
                                                     11301 NALL AVENUE
                                                     LEAWOOD, KANSAS 66211
                                                     www.goldbanc.com


                                                          [MORE THAN MONEY LOGO]

                                                               NASDAQ: GLDB



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
AT GOLD BANC:                                    AT AMERICAN BANK:        AT FRB/BSMG(WWW.FRBINC.COM):
Malcolm M. Aslin         Keith E. Bouchey        Jerry L. Neff            Todd Tarbox             Joyce Hanson
President                EVP - M&A               President and CEO        General Information     Media Inquiries
(913) 451-8050           (913) 451-8050          (941) 795-3050           (312) 640-6742          (606) 272-7322
micka@goldbanc.com       keithb@goldbanc.com     jerryneff@ambankfl.com   ttarbox@frb.bsmg.com    hanson2000@aol.com


          GOLD BANC EXTENDS COMMUNITY BANKING PRESENCE TO FLORIDA WITH
                       ACQUISITION OF AMERICAN BANCSHARES


LEAWOOD, KANSAS--MARCH 14, 2000--GOLD BANC, (NASDAQ: GLDB), one of the country's fastest growing community banking and financial services companies, and American Bancshares, Inc. (Nasdaq-ABAN), yesterday announced that the shareholders of both companies have approved the acquisition of American by Gold. American Bancshares is the holding company for American Bank, which is one of the largest community banks on the west coast of Florida, and serves customers through 10 branch offices primarily in Manatee County, which has been one of the nation's fastest growing counties over the past ten years.

"We are extremely excited to extend our community banking presence into the state of Florida with the acquisition of a strong, vibrant institution such as American," commented Michael W. Gullion, Gold Banc Chairman and CEO. "American Bank management and employees have done an excellent job building a solid franchise and serving their customers, and we plan to leave the bank and its operating structure largely in place. Our affiliation will allow us to provide American employees with additional products and services to offer to their customers, including insurance, investment, and trust services, as well as Internet-based banking technology."

Jerry L. Neff, American's President and CEO, added, "We feel our affiliation with Gold Banc is in the best interest of our shareholders, and will be beneficial to our customers, employees, and the community at large. American and Gold share the same philosophy on community banking, and we expect to continue serving our customers in the fashion they have come to expect."

Although American Bancshares had a right to terminate the transaction if the floor price of Gold Banc common stock was below $9.25 per share, the Board of Directors of American Bancshares decided that it was in the best interest of its shareholders to waive this option. Mr. Neff addressed this issue as well. "The substance of our transaction with Gold has not changed from the point at which we initially signed the agreement," Mr. Neff said. "The market has taken financial stocks down across the board, and Gold was not immune from this. They continue to
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grow earnings at double-digit growth rates while substantially increasing their size, which is all they can really control. Our Board of Directors carefully reviewed the transaction from both a financial and non-financial point of view, and unanimously agreed to move forward and close the deal."

                                    - MORE -

The acquisition is scheduled to close early next week. At Gold's closing stock price of $6.94 per share on March 13, 2000, the transaction is worth $11.47 per share, or approximately 23 times American's recurring last twelve months earnings, with American shareholders receiving a fixed exchange of 1.6527 shares of Gold Banc common stock for each American share.

This announcement follows Gold Banc's recently completed acquisitions of CountryBanc Holding Company, Edmond, Oklahoma and First Business Bancshares, Kansas City, Missouri. When considering these transactions in addition to the acquisition of American, Gold's total assets are expected to increase to over $2.6 billion, total deposits to over $2.0 billion and shareholders equity to over $200 million.


Safe Harbor Statement

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins;
(6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and
(7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

        FOR MORE INFORMATION ON GOLD BANC TOLL-FREE VIA FAX, SIMPLY DIAL 1-800-PRO-INFO, FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY CODE "GLDB" ON ANY TOUCH TONE PHONE, OR VISIT THE GOLD BANC PAGE ON
                         FRB'S WEBSITE AT www.frbinc.com

                       VISIT GOLD BANC AT www.goldbanc.com

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